Exhibit 4.2

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION
OF
IAC/INTERACTIVECORP

IAC/InterActiveCorp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation.

SECOND: This Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation and by its stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware and the Certificate of Incorporation of the Corporation.

THIRD: Article IV is hereby amended by deleting the first paragraph of Article IV and replacing that paragraph with the following text:

Without regard to any other provision of the Certificate of Incorporation (including, without limitation, all of the provisions of Article IV), upon the effectiveness of the Certificate of Amendment to Restated Certificate of Incorporation containing this sentence (the “Reclassification Effective Time”), (a) each one share of Common Stock, $0.001 par value, of the Corporation that is either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Reclassification Effective Time (the “Old Common Stock”) shall be and hereby is automatically reclassified as and changed (without any further act) into (i) one share of Common Stock, $0.0001 par value, of the Corporation and (ii) one one-hundredth of a share of Series 1 Mandatorily Exchangeable Preferred Stock, $0.01 par value, of the Corporation, and (b) each one share of Class B Common Stock, $0.001 par value, of the Corporation, that is either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Reclassification Effective Time (the “Old Class B Common Stock”) shall be and is hereby automatically reclassified as and changed (without any further act) into (i) one share of Class B Common Stock, $0.0001 par value, of the Corporation and (ii) one one-hundredth of a share of Series 2 Mandatorily Exchangeable Preferred Stock, $0.01 par value, of the Corporation (collectively, the “Reclassification”). Each stock certificate that, immediately prior to the Reclassification Effective Time, represented shares of Old Common Stock or Old Class B Common Stock, as applicable, shall, from and after the Reclassification Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares (or fractions thereof as applicable) of Common Stock, Class B Common Stock, Series 1 Mandatorily Exchangeable Preferred Stock or Series 2 Mandatorily Exchangeable Preferred Stock, as applicable, into which the shares of Old Common Stock or Old Class B Common Stock, as applicable, represented by such certificate shall have been reclassified.

The Corporation shall have the authority to issue one billion six hundred million (1,600,000,000) shares of $0.0001 par value Common Stock, four hundred million (400,000,000) shares of $0.0001 par value Class B Common Stock and one hundred million (100,000,000) shares of $0.01 par value Preferred Stock (the “Preferred Stock”) (of which 1,413,740 shares are designated as shares of Series A Cumulative Preferred Stock, 2,000,000 shares are designated as shares of Series 1 Mandatorily Exchangeable Preferred Stock of the Corporation, and 57,895 shares are designated as shares of Series 2 Mandatorily Exchangeable Preferred Stock of the Corporation).

FOURTH: Article IV is hereby amended by deleting Section D. of Article IV and replacing that Section with the following text:

D.       PREFERRED STOCK

The Board of Directors is authorized, by resolution, to designate the voting powers, preferences, rights and qualifications, limitations and restrictions of the Preferred Stock and any class or series thereof.  Pursuant to subsection 242(b) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock or any class or series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of such subsection.

Pursuant to the authority conferred by this Article IV.D, in addition to the remaining provisions of this Article IV.D, the Series A Cumulative Preferred Stock has been designated, with such series consisting of such number of shares and such voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation as are stated and expressed in Exhibit A attached hereto (as it may be amended from time to time) and incorporated herein by reference.

(1)	SERIES 1 MANDATORILY EXCHANGEABLE PREFERRED STOCK.

(a)	All shares of Series 1 Mandatorily Exchangeable Preferred Stock shall rank as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (i) prior to all of the now or hereafter issued shares of Common Stock or Class B Common Stock of the Corporation, (ii) pari passu with the Series 2 Mandatorily Exchangeable Preferred Stock of the Corporation and (iii) junior to all other series of Preferred Stock of the Corporation.

(b)	The holders of Series 1 Mandatorily Exchangeable Preferred Stock shall not be entitled to receive any dividends based on their holdings thereof.

(c)	Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series 1 Mandatorily Exchangeable Preferred Stock unless, prior thereto, the holders of shares of Series 1 Mandatorily Exchangeable Preferred Stock shall have received $1.00 per share, or (ii) to the holders of shares of stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series 1 Mandatorily Exchangeable Preferred Stock, except distributions made ratably on the Series 1 Mandatorily Exchangeable Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(d)	Holders of Series 1 Mandatorily Exchangeable Preferred Stock shall not have any voting rights by virtue of their ownership of any shares of Series 1 Mandatorily Exchangeable Preferred Stock except as otherwise from time to time may be required by law.

(e)	Shares of Series 1 Mandatorily Exchangeable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

(f)	To the fullest extent permitted by law, at the time that is one minute following the Reclassification Effective Time (the “Mandatory Exchange Effective Time”), each outstanding one one-hundredth of a share of Series 1 Mandatorily Exchangeable Preferred Stock shall be redeemed by the Corporation, without notice, in exchange for a number of shares of common stock (“Vimeo Common Stock”) of a corporation to be incorporated and subsequently renamed to Vimeo, Inc. (“Vimeo, Inc.”) equal to the Spin-off Exchange Ratio (as defined in the Separation Agreement to be entered into between the Corporation and Vimeo, Inc. (as it may be amended from time to time, the “Separation Agreement”)). A copy of the Separation Agreement, once entered into, shall be maintained by the Secretary of the Corporation at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Any reference in this Certificate of Incorporation to the Separation Agreement shall be deemed a reference to such Separation Agreement as amended from time to time in accordance with its terms. No fractional shares of Vimeo Common Stock, or certificates representing fractional shares thereof, shall be delivered to the former holders of Series 1 Mandatorily Exchangeable Preferred Stock as a result of the Reclassification. Stockholders that otherwise would be entitled to receive fractional shares of Vimeo Common Stock shall be entitled to receive cash (without interest) as contemplated by the Separation Agreement (taking into account all shares of capital stock held by such stockholders).

(g)	Shares of Series 1 Mandatorily Exchangeable Preferred Stock redeemed or otherwise acquired by the Corporation may thereafter be issued, but not as shares of Series 1 Mandatorily Exchangeable Preferred Stock and, upon their retirement, will be restored to the status of authorized and unissued shares of Preferred Stock.

(2)	SERIES 2 MANDATORILY EXCHANGEABLE PREFERRED STOCK

(a)	All shares of Series 2 Mandatorily Exchangeable Preferred Stock shall rank as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (i) prior to all of the now or hereafter issued shares of Common Stock or Class B Common Stock of the Corporation, (ii) pari passu with the Series 1 Mandatorily Exchangeable Preferred Stock of the Corporation and (iii) junior to all other series of Preferred Stock of the Corporation.

(b)	The holders of Series 2 Mandatorily Exchangeable Preferred Stock shall not be entitled to receive any dividends based on their holdings thereof.

(c)	Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series 2 Mandatorily Exchangeable Preferred Stock unless, prior thereto, the holders of shares of Series 2 Mandatorily Exchangeable Preferred Stock shall have received $1.00 per share, or (ii) to the holders of shares of stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series 2 Mandatorily Exchangeable Preferred Stock, except distributions made ratably on the Series 2 Mandatorily Exchangeable Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(d)	Holders of Series 2 Mandatorily Exchangeable Preferred Stock shall not have any voting rights by virtue of their ownership of any shares of Series 2 Mandatorily Exchangeable Preferred Stock except as otherwise from time to time may be required by law.

(e)	Shares of Series 2 Mandatorily Exchangeable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

(f)	To the fullest extent permitted by law, at the Mandatory Exchange Effective Time, each outstanding one one-hundredth of a share of Series 2 Mandatorily Exchangeable Preferred Stock shall be redeemed by the Corporation, without notice, in exchange for one share of Class B common stock of Vimeo, Inc. (“Vimeo Class B Common Stock”) equal to the Spin-off Exchange Ratio. No fractional shares of Vimeo Class B Common Stock, or certificates representing fractional shares thereof, shall be delivered to the former holders of Series 2 Mandatorily Exchangeable Preferred Stock as a result of the Reclassification. Stockholders that otherwise would be entitled to receive fractional shares of Vimeo Class B Common Stock shall be entitled to receive cash (without interest) as contemplated by the Separation Agreement (taking into account all shares of capital stock held by such stockholders).

(g)	Shares of Series 2 Mandatorily Exchangeable Preferred Stock redeemed or otherwise acquired by the Corporation may thereafter be issued, but not as shares of Series 2 Mandatorily Exchangeable Preferred Stock and, upon their retirement, will be restored to the status of authorized and unissued shares of Preferred Stock.

FIFTH: Section 2 of the Certificate of Designations of Series A Cumulative Preferred Stock of the Company is hereby amended by deleting from the first sentence thereof the following text: “, $0.001 par value per share, ”.

SIXTH: Section 7 of the Certificate of Designations of Series A Cumulative Preferred Stock of the Company is hereby amended by deleting from the second sentence thereof the following text: “, $0.001 par value per share, ”.

SEVENTH: Sections A to D of Article XIII are hereby amended to read in their entirety as follows:

A.	COMPETITION AND CORPORATE OPPORTUNITIES

(1)               To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Expedia Dual Opportunity about which an Expedia Dual Role Person acquires knowledge. An Expedia Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Expedia Dual Opportunity that such Expedia Dual Role Person has communicated or offered to Expedia, shall not be prohibited from communicating or offering any Expedia Dual Opportunity to Expedia, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Expedia Dual Opportunity that such Expedia Dual Role Person has communicated or offered to Expedia or (ii) the communication or offer to Expedia of any Expedia Dual Opportunity, so long as (x) the Expedia Dual Opportunity does not become known to the Expedia Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Expedia Dual Opportunity is not presented by the Expedia Dual Role Person to any party other than Expedia, Match or Vimeo and the Expedia Dual Role Person does not pursue the Expedia Dual Opportunity individually.

(2)               To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Match Dual Opportunity about which an Match Dual Role Person acquires knowledge. A Match Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Match Dual Opportunity that such Match Dual Role Person has communicated or offered to Match, shall not be prohibited from communicating or offering any Match Dual Opportunity to Match, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Match Dual Opportunity that such Match Dual Role Person has communicated or offered to Match or (ii) the communication or offer to Match of any Match Dual Opportunity, so long as (x) the Match Dual Opportunity does not become known to the Match Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Match Dual Opportunity is not presented by the Match Dual Role Person to any party other than Match, Expedia or Vimeo and the Match Dual Role Person does not pursue the Match Dual Opportunity individually.

(3)               To the extent provided in the following sentence, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Vimeo Dual Opportunity about which a Vimeo Dual Role Person acquires knowledge. A Vimeo Dual Role Person shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Vimeo Dual Opportunity that such Vimeo Dual Role Person has communicated or offered to Vimeo, shall not be prohibited from communicating or offering any Vimeo Dual Opportunity to Vimeo, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (i) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Vimeo Dual Opportunity that such Vimeo Dual Role Person has communicated or offered to Vimeo or (ii) the communication or offer to Vimeo of any Vimeo Dual Opportunity, so long as (x) the Vimeo Dual Opportunity does not become known to the Vimeo Dual Role Person in his or her capacity as a director or officer of the Corporation, and (y) the Vimeo Dual Opportunity is not presented by the Vimeo Dual Role Person to any party other than Vimeo, Expedia or Match and the Vimeo Dual Role Person does not pursue the Vimeo Dual Opportunity individually.

B.	CERTAIN MATTERS DEEMED NOT CORPORATE OPPORTUNITIES

In addition to and notwithstanding the foregoing provisions of this Article XIII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake. Moreover, nothing in this Article XIII shall amend or modify in any respect any written contractual agreement between Expedia, Match or Vimeo on the one hand and the Corporation or any of its Affiliated Companies on the other hand.

C.	CERTAIN DEFINITIONS

For purposes of this Article XIII:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation, (ii) with respect to Expedia, any Person controlled by Expedia, (iii) with respect to Match, any Person controlled by Match, and (iv) with respect to Vimeo, any Person controlled by Vimeo.

“Expedia” means Expedia Group, Inc., a Delaware corporation, and its Affiliated Companies.

“Expedia Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both Expedia, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

“Expedia Dual Role Person” means any individual who is an officer or director of both the Corporation and Expedia.

“Match” means Match Group, Inc., a Delaware corporation originally incorporated on July 28, 1986 under the name Silver King Broadcasting Company, Inc., and its Affiliated Companies.

“Match Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both Match, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

“Match Dual Role Person” means any individual who is an officer or director of both the Corporation and Match.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Vimeo” means a corporation to be incorporated and subsequently renamed to Vimeo, Inc., and its Affiliated Companies.

“Vimeo Dual Opportunity” means any potential transaction or matter which may be a corporate opportunity for both Vimeo, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

“Vimeo Dual Role Person” means any individual who is an officer or director of both the Corporation and Vimeo.

D.	TERMINATION

The provisions of this Article XIII shall have no further force or effect (i) with respect to Expedia Dual Role Persons or Expedia Dual Opportunities at such time as (a) the Corporation and Expedia are no longer Affiliates and (b) none of the directors and officers of Expedia serve as directors or officers of the Corporation and its Affiliated Companies, (ii) with respect to Match Dual Role Persons and Match Dual Opportunities at such time as (a) the Corporation and Match are no longer Affiliates and (b) none of the directors and officers of Match serve as directors or officers of the Corporation and its Affiliated Companies and (iii) with respect to Vimeo Dual Role Persons and Vimeo Dual Opportunities at such time as (a) the Corporation and Vimeo are no longer Affiliates and (b) none of the directors and officers of Vimeo serve as directors or officers of the Corporation and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof on the one hand, and Expedia, Match or Vimeo, on the other hand, as applicable, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

EIGHTH: This Certificate of Amendment shall become effective at 12:02 a.m., Eastern time, on May 25, 2021.

[signature appears on next page]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its duly authorized officer this 24th day of May, 2021.

IAC/INTERACTIVECORP

By:	/s/ Kendall Handler
Name: Kendall Handler
Title: Senior Vice President, General Counsel and Secretary